                                                                    Exhibit 99.1
                                                                    ------------


                                 [TRANSPRO LOGO]
                         THE HEAT TRANSFER PROFESSIONALS

                                   FOR: TRANSPRO, INC.

                                   Contact:
                                   Richard A. Wisot
                                   Chief Financial Officer
                                   (203) 401-6452

                                   FD Morgen-Walke
                                   Investors: Christine Mohrmann, Lindsay Hatton
                                   Media: Jason Rando
                                   (212) 850-5600

         TRANSPRO, INC. REPORTS FOURTH QUARTER AND YEAR-END 2002 RESULTS

  - REPORTS FULL YEAR NET INCOME OF $0.28 PER DILUTED SHARE AFTER ALL CHARGES,
                           CONSISTENT WITH GUIDANCE -
             - REPORTS IMPROVED Q4 RESULTS OVER PRIOR YEAR PERIOD -
       - NET SALES INCREASE 14.1% FOR THE QUARTER AND 13.4% FOR THE YEAR -
          - NAMED AS RADIATOR SUPPLIER TO KENWORTH FOR CLASS 8 TRUCKS -

NEW HAVEN, CONNECTICUT, February 24, 2003 - Transpro, Inc. (NYSE: TPR) today announced results for the fourth quarter and year ended December 31, 2002.

"Almost two years ago, Transpro outlined to its stakeholders a program designed to restore the Company to profitability," stated Charles E. Johnson, President and Chief Executive Officer. "Our vision reflected an aggressive, three-year restructuring program that would return our Company to market prominence. Subsequently, we added to this an objective that the Company would return to operating profitability before special charges in the second year, and more meaningful profit results in the third year. In our third quarter report, we upgraded our forecast for the full year 2002 to reflect a net profit after all charges. We are pleased to announce that Transpro has delivered on its objectives by reporting net income of $2.0 million or $0.28 per diluted share after all charges for 2002, supported by significant year-over-year improvements in net sales, gross margin percentage, and operating income."

Net sales were $51.2 million in the fourth quarter of 2002, a 14.1% increase over net sales of $44.9 million in the fourth of quarter 2001. This revenue growth reflected the impact of customers added during 2002, product line extensions by several large customers, and the receipt of certain customer orders in the fourth quarter, which last year were delayed into the first quarter of 2002.

Automotive and Light Truck Group revenue was $37.3 million, a 21.8% increase from $30.7 million in the fourth quarter of 2001. Heat Exchange product sales grew 21.1% and Temperature Control product sales grew 45.3% over the prior year period. These improvements reflected significant growth with many of Transpro's major customers, along with the impact of new customer additions including Advance Auto Parts, Inc. and CSK Auto Corporation, which were announced in the first quarter of 2002.

Heavy Duty Group revenue was $13.9 million in the fourth quarter of 2002 versus $14.2 million in the fourth quarter of 2001. The year-over-year decline was primarily attributable to the planned phase out of certain heavy duty truck radiator shipments to Kenworth beginning in November (as was reported previously), the ongoing softness in the heavy truck industry, continued softness in the overall industrial economy which impacts our Heavy Duty Aftermarket business, and the impact of buy-forwards in the third quarter of 2002 caused by the institution of new government heavy truck emission regulations at the beginning of the fourth quarter.

Mr. Johnson commented, "As noted above, while we had previously reported the loss of certain Kenworth business, we are most pleased to announce that Kenworth has determined to change its sourcing strategy and will retain Transpro as its supplier of radiators for Class 8 trucks. In the near term, Transpro will resume the production of existing models of these products and begin the development of new product applications. This is a very exciting development for our Company, and we are gratified that we were able to reacquire our valued position with Kenworth. Indeed, this action, by this important customer, will further solidify Transpro's position in the heavy duty original equipment market."

Consolidated gross margin was $8.2 million, or 16.1% of revenue, in the fourth quarter of 2002, compared to $3.6 million, or 8.1% of revenue, in the fourth quarter of 2001. Before restructuring charges of $0.9 million, which were included in cost of sales, gross margin was $4.5 million, or 10.0% of revenue, in the fourth quarter of 2001. The year-over-year improvement in gross margin was a result of the Company's ongoing cost reduction activities, which began in the second quarter of 2001. The decline in gross margin percentage in the fourth quarter, versus the 21.1% reported in the third quarter of 2002, was a result of seasonal softness, which has traditionally impacted operations in the fourth quarter.

Mr. Johnson commented, "As discussed in our previous communications, we instituted a sharp fourth quarter cutback in our Automotive and Light Truck Group plants in order to bring inventories in line with expected demand levels. This cutback resulted in higher per unit production costs. Therefore, in the first quarter of 2003, we expect that this cutback will have a significantly negative profit impact, as the higher cost of the inventory flows through cost of sales. Although this is not a desirable outcome for the first quarter of 2003 in terms of margin or profit performance, we expect to show improvement for the full year."

The Company's selling, general and administrative expenses were $8.3 million, or 16.2% of revenue, in the fourth quarter of 2002, an improvement over the $8.4 million, or 18.6% of revenue, reported in the fourth quarter of 2001. The improvement was a result of reduced expenses from the branch closures that occurred in 2002, as well as higher year-over-year sales volumes.

In connection with its previously announced $7 million restructuring program, the Company reported restructuring and other special charges totaling $0.7 million in the fourth quarter of 2002, versus $0.7 million a year ago. The charges in 2002 primarily reflect costs associated with the closure of a Heavy Duty plant in Iowa, which was announced in the third quarter.

Consolidated operating loss was $0.7 million in the fourth quarter of 2002 versus an operating loss of $5.5 million in the same period last year. In 2002, the operating loss included the previously mentioned restructuring charges totaling $0.7 million. For the fourth quarter of 2001, in addition to the $0.7 million reported as restructuring charges, the Company incurred additional restructuring charges of $0.9 million, which were classified in cost of sales. Therefore, prior to all restructuring and other special charges, the operating results are essentially break-even in the fourth quarter of 2002 compared to an operating loss of $3.9 million in the fourth quarter of 2001.

The consolidated net loss before the cumulative effect of accounting change and extraordinary item in the fourth quarter of 2002 was $0.3 million, or $.05 per diluted share, compared to a loss of $13.2 million, or $1.98 per diluted share, in the fourth quarter 2001. The fourth quarter of 2002 benefited from the recording of refundable federal income tax in the amount of $0.8 million, while the results for the fourth quarter of 2001 include a charge of $9.5 million related to a tax valuation allowance recorded under FASB Statement No. 109.

At the end of the fourth quarter of 2002, the Company's inventory level was $64.6 million compared to $67.7 million at the end of the third quarter of 2002, and $60.2 million a year ago. Inventories at year-end included approximately $3.7 million from the Fedco acquisition. Therefore, excluding the effect of the Fedco acquisition, inventories were approximately $60.9 million, down by $6.8 million from the third quarter level. As noted previously, this was a planned reduction designed to bring inventories in line with expected demand. Inventory turns improved from 2.4 in 2000, to 3.0 last year, and to 3.1 in 2002.

In the fourth quarter of 2002, accounts receivable levels decreased by $2.8 million from the end of the third quarter, and increased by $23.8 million from the end of the fourth quarter 2001. Accounts receivable levels for the fourth quarter of 2002 included approximately $4.9 million in receivables related to the Fedco acquisition. The remainder of the increase over last year's levels is due to increased sales, extended terms on the new business and an ongoing shift in the receivables mix toward longer payment cycles with "blue chip customers." Compared to prior periods the increase in receivables represents a change in the way of doing business with customers and, all things being equal, is expected to continue.

Net sales for the twelve months ended December 31, 2002 increased 13.4% to $230.6 million compared to $203.3 million in the same period last year. Automotive and Light Truck Group revenue increased 18.4% to $164.5 million in 2002 compared to $139.0 million in 2001. Heavy Duty Group revenue improved to $66.0 million in 2002 compared to $64.3 million in 2001.

Consolidated gross margin for the full-year 2002 improved significantly to $44.4 million, or 19.3% of revenue, versus $27.4 million, or 13.5% of revenue, in 2001. Excluding restructuring charges included in cost of sales, gross margin was $44.9 million, or 19.5% of revenue in 2002 compared with $28.3 million or 13.9% a year ago. Selling, general and administrative expenses for the twelve-month period were $37.0 million, or 16.1% of revenue, compared to $36.8 million, or 18.1% of revenue, in the same period a year ago.

Operating income for the full year 2002 was $6.1 million versus an operating loss of $13.1 million in 2001. Operating income, before restructuring and other special charges of $0.5 million classified in cost of sales and $1.3 million included in operating expenses, was $7.9 million in 2002. This represents a significant improvement over the operating loss of $8.6 million in the prior year period, which excluded $0.9 million of restructuring and other special charges recorded as cost of sales and $3.6 million recorded as operating expenses.

Income before the cumulative effect of the accounting change and extraordinary item was $6.7 million, or $0.94 per diluted share, in 2002, compared to a loss of $20.3 million, or $3.09 per diluted share, in 2001. Results for 2002 included a $3.8 million tax benefit, recorded in the first quarter, resulting from the tax legislation enacted during March 2002 that included a provision allowing pre-tax losses incurred in 2001 and 2002 to be carried-back for a period of five years instead of two years.

Consolidated net income for 2002 was $2.0 million or $0.28 per diluted share compared to a consolidated net loss of $20.8 million, or $3.17 per diluted share, in 2001. The 2002 results included a $4.7 million charge, or $0.66 per diluted share, associated with the cumulative effect of the write-off of goodwill as a result of the adoption of FASB Statement No. 142, which occurred in the first quarter.

Mr. Johnson stated, "In 2002, our accomplishments were directly aligned with each of our five Strategic Corporate Values. We believe that our accomplishments for the full year 2002 are evidence of our commitment to being a 'values-driven' Company. By remaining dedicated to these values, Transpro has created a foundation for growth and a roadmap for future success."

Mr. Johnson further commented on the Fedco transaction, "Our decision to undertake the acquisition of Fedco was based on the opportunity to significantly strengthen our market position, expand our customer base, add in-house aluminum heater core production capabilities, provide an opportunity to consolidate copper/brass heater core production operations, provide a `leveling' influence to our seasonal business performance, and provide us with operational efficiencies that are disproportionate to the acquisition's size. As previously announced, we are in the process of consolidating our heater core capabilities as a result of the Fedco acquisition, creating `Centers of Excellence' in Buffalo and in Mexico, which will enhance our heater core production operations. We anticipate that the full integration of Fedco will be complete by mid-2003, and we have planned for a seamless transition for our valued customers."

With regard to Transpro's performance in 2003, the Company provided the following guidance:

    o The first quarter of 2003 is expected to show significantly lower operating results compared to the first quarter of 2002, a period which benefited from the carryover of business from the prior year, as certain customers postponed orders from the fourth quarter of 2001 into 2002. In addition to normal seasonal factors, impacting the period will be sales of higher cost product as a result of the fourth quarter of 2002 plant cutbacks, which increased costs are expected to be in the range of $3 million greater than the first quarter of 2002, minor costs related to Fedco restructuring, and costs associated with other restructuring activities such as the previously announced closure of the Company's North Kansas City heavy duty plant. As a result of these factors, the Company anticipates reporting an operating and net loss during the period.

    o Although progress has been most favorable in moving from a major loss last year to a net profit this year, Transpro is still a few years away from achieving its previously stated longer-term profit objectives. However, despite the weakened state of the economy and the uncertainty of geopolitical developments, the Company expects to report another significant improvement in overall results for the full year 2003. We expect that this improvement will occur largely in the second half of the year and will be supported by the top line growth of programs already in-place and additional sales initiatives, as well as continued improvements in margins as the Company implements its cost reduction activities. These include the integration of Fedco, the impact of our new aluminum tube mill, continued rationalization of `make versus buy' strategies, and retention of the Class 8 Kenworth radiator business. The Company will provide additional guidance on its operating expectations as the year progresses.

    o As of the end of 2002, Transpro had expended $6.4 million of the $7 million restructuring program, which was announced in the third quarter of 2001. This restructuring program will be completed during the first half of 2003. The Company also expects to incur restructuring costs associated with the Fedco acquisition during the second and third quarters of 2003, in addition to the liabilities established in the opening balance sheet.

Mr. Johnson concluded, "Transpro made great strides in 2002 towards the objectives we set early in 2001. This progress is a credit to the dedication of our people as well as to their personal and professional growth. We are fully dedicated to a continuation of this progress in 2003 and beyond."

TRANSPRO, INC. is a leading manufacturer and distributor of aftermarket and OEM heat transfer and temperature control products for automotive, truck and industrial applications.

TRANSPRO, INC.'S STRATEGIC CORPORATE VALUES ARE:
o  Being An Exemplary Corporate Citizen
o  Employing Exceptional People
o  Dedication To World-Class Quality Standards
o  Market Leadership Through Superior Customer Service
o  Commitment to Exceptional Financial Performance

FORWARD-LOOKING STATEMENTS
--------------------------

Statements included in this news release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's Annual Report on Form 10-K contains certain detailed factors that could cause the Company's actual results to materially differ from forward-looking statements made by the Company. In particular, statements relating to the future financial performance of the Company are subject to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products and changes in interest rates.

                                - TABLES FOLLOW -

                                 TRANSPRO, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


                                                                       (UNAUDITED)
                                                                      THREE MONTHS              TWELVE MONTHS ENDED
                                                                   ENDED DECEMBER 31,                DECEMBER 31,
                                                               --------------------------    --------------------------
                                                                   2002          2001            2002          2001
                                                               ------------   -----------    ------------   -----------
Sales                                                            $  51,209      $ 44,884       $ 230,565     $ 203,312
Cost of sales                                                       42,976        41,267         186,139       175,911
                                                               ------------   -----------    ------------   -----------
Gross margin                                                         8,233         3,617          44,426        27,401
Selling, general and administrative expenses                         8,274         8,370          37,042        36,840
Restructuring and other special charges                                659           706           1,334         3,632
                                                               ------------   -----------    ------------   -----------
Operating (loss) income                                               (700)       (5,459)         (6,050)      (13,071)
Interest expense                                                     1,032           872           3,744         4,527
                                                               ------------   -----------    ------------   -----------
(Loss) income before taxes, cumulative effect of
     accounting change and extraordinary item                       (1,732)       (6,331)          2,306       (17,598)
Income tax (benefit) expense                                        (1,390)        6,889          (4,353)        2,710
                                                               ------------   -----------    ------------   -----------
(Loss) income before cumulative effect of accounting
     change and extraordinary item                                    (342)      (13,220)          6,659       (20,308)
Cumulative effect of accounting change, net of tax                  -              -              (4,671)         -
Loss on debt extinguishment, net of tax                             -               (150)          -              (530)
                                                               ------------   -----------    ------------   -----------
Net (loss) income                                                $    (342)     $(13,370)         $1,988     $ (20,838)
                                                               ============   ===========    ============   ===========
Basic (loss) income per common share:
    Before cumulative effect of accounting change
         and extraordinary item                                  $    (.05)     $  (1.98)      $     .94     $   (3.09)
    Cumulative effect of accounting change                          -              -                (.67)         -
    Loss on debt extinguishment                                     -               (.02)          -              (.08)
                                                               ------------   -----------    ------------   -----------
    Net (loss) income per common share                           $    (.05)     $  (2.00)      $     .27     $   (3.17)
                                                               ============   ===========    ============   ===========
Diluted (loss) income per common share:
    Before cumulative effect of accounting change
         and extraordinary item                                  $    (.05)     $  (1.98)      $     .94     $   (3.09)
    Cumulative effect of accounting change                          -              -                (.66)         -
    Loss on debt extinguishment                                     -               (.02)          -              (.08)
                                                               ------------   -----------    ------------   -----------
    Net (loss) income per common share                           $    (.05)     $  (2.00)      $     .28     $   (3.17)
                                                               ============   ===========    ============   ===========

Weighed average common shares -- basic                               7,044         6,702           7,001         6,624
                              -- diluted                             7,044         6,702           7,121         6,624

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.


                                  Table 1 of 3

                                 TRANSPRO, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                 DECEMBER 31,       DECEMBER 31,
                                                     2002               2001
                                                 ------------       ------------
Accounts receivable, net                            $ 54,724          $ 30,940
Inventories, net                                      64,627            60,180
Other current assets                                   5,652             4,824
Net property, plant and equipment                     26,552            24,469
Goodwill, net                                              0             4,671
Other assets                                           8,605             4,599
                                                 ------------       -----------
Total assets                                        $160,160          $129,683
                                                 ============       ===========

Accounts payable                                    $ 22,577          $ 20,316
Accrued liabilities                                   17,290            14,458
Total debt                                            59,596            37,663
Other long-term liabilities                           12,459             8,281
Stockholders' equity                                  48,238            48,965
                                                 ------------       -----------
Total liabilities and stockholders' equity          $160,160          $129,683
                                                 ============       ===========






                                  Table 2 of 3

                                 TRANSPRO, INC.
                            SUPPLEMENTARY INFORMATION
                                 (IN THOUSANDS)


                                                           (UNAUDITED)
                                                        THREE MONTHS ENDED                 TWELVE MONTHS ENDED
                                                           DECEMBER 31,                       DECEMBER 31,
                                                  --------------------------------   --------------------------------
                                                       2002              2001             2002              2001
                                                  --------------    --------------   --------------    --------------
SEGMENT DATA
------------
Trade sales:
Automotive and light truck                              $37,344           $30,659         $164,538          $139,019
Heavy duty                                               13,865            14,225           66,027            64,293
                                                  --------------    --------------   --------------    --------------
   Total                                                $51,209           $44,884         $230,565          $203,312
                                                  ==============    ==============   ==============    ==============
Operating income (loss):
Automotive and light truck                               $2,059            $ (988)         $14,117           $ 2,965
Restructuring and other special charges                    (106)           (1,648)            (206)           (3,988)
                                                  --------------    --------------   --------------    --------------
   Automotive and light truck total                       1,953            (2,636)          13,911            (1,023)
                                                  --------------    --------------   --------------    --------------
Heavy duty                                                 (735)           (1,771)            (443)           (6,894)
Restructuring and other special charges                    (553)               (1)          (1,610)             (587)
                                                  --------------    --------------   --------------    --------------
   Heavy duty total                                      (1,288)           (1,772)          (2,053)           (7,481)
                                                  --------------    --------------   --------------    --------------
Corporate expenses                                       (1,365)           (1,051)          (5,808)           (4,567)
                                                  --------------    --------------   --------------    --------------
   Total                                                 $ (700)         $ (5,459)          $6,050          $(13,071)
                                                  ==============    ==============   ==============    ==============


CAPITAL EXPENDITURES                                      $ 833             $ 805           $5,333           $ 2,896
--------------------                              ==============    ==============   ==============    ==============




                                  Table 3 of 3

                                       END